Exhibit 99.2

Contact:	LeAnne Zumwalt Investor Relations DaVita Inc. (650) 696-8910

DAVITA ANNOUNCES OFFERING OF $400 MILLION SENIOR NOTES DUE 2013

EL SEGUNDO, California, February 9, 2007 – DaVita Inc. (NYSE: DVA), today announced that it intends to offer $400 million aggregate principal amount of senior notes due in 2013. The senior notes are part of the same series of debt securities as the $500 million aggregate principal amount of 6-5/8% senior notes that were issued in March 2005. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors under regulation S of the Securities Act of 1933.

The Company intends to use the net proceeds of the offering to repay a portion of outstanding amounts under the term loan portion of its senior secured credit facilities.

The securities to be offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This release contains forward-looking statements. Factors which could impact future results include the risk factors set forth in the Company’s SEC filings, including its Form 10-Q for the quarter ended September 30, 2006. The forward-looking statements should be considered in light of these risks and uncertainties. This Company undertakes no obligation to update any forward- looking statements, whether as a result of new information, future events or otherwise.